Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the China Kanghui Holdings 2006 Share Incentive Plan, the China Kanghui Holdings 2008 Share Incentive Plan, the China Kanghui Holdings 2009 Share Incentive Plan, and the China Kanghui Holdings 2010 Share Incentive Plan of our report dated July 23, 2010, with respect to the consolidated financial statements of China Kanghui Holdings included in the Registration Statement (Form F-1 No. 333-168301) and related Prospectus for the years ended December 31, 2009 and 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

November 5, 2010